UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2016

MRV COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification number)

20415 Nordhoff Street, Chatsworth, CA  91311
(Address of principal executive offices)  (zip code)

(818) 773-0900
Registrant’s telephone number, including area code:

Not Applicable
Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

MRV Communications, Inc. (the “Company”) held its Annual Meeting of Stockholders on June 15, 2016 (the “Annual Meeting”) and all agenda items set forth below were approved or ratified by the required voting thresholds. There were 6,932,228 shares that were authorized to vote as of the record date of April 20, 2016, with 6,078,404 shares represented at the Annual Meeting. The following number of shares voted on the following matters:

a.) Election of six directors to serve for the ensuing year and until their successors are elected and qualified:

Director Nominee	Votes For	Votes Against	Votes Abstained	Broker Non-Votes
Kenneth H. Traub	3,696,484	27,052	5,303	2,349,565
Robert M. Pons	3,694,306	28,880	5,653	2,349,565
Mark J. Bonney	3,707,648	16,303	4,888	2,349,565
Jeannie H. Diefenderfer	3,707,370	15,776	5,693	2,349,565
Brian Bellinger	3,696,476	26,867	5,496	2,349,565
Jeffrey Tuder	3,711,096	11,895	5,848	2,349,565

b.) Conduct an advisory vote on the compensation of the named executive officers: Stockholders approved with 3,688,814 shares voted in favor, 32,129 shares voted against and 7,896 shares abstaining from voting. There were 2,349,565 broker non-votes for this proposal.

c.) Ratify the Rights Agreement, dated January 26, 2016, between the Company and American Stock Transfer & Trust Company, LLC.: Stockholders approved with 3,568,900 shares voted in favor, 148,965 shares voted against and 10,974 shares abstaining from voting. There were 2,349,565 broker non-votes for this proposal.

d.) Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2016: Stockholders ratified the appointment of Grant Thornton LLP with 6,054,859 shares voted in favor, 8,384 shares voted against, and 15,161 shares abstaining from voting. No broker non-votes were cast with respect to this proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2016

MRV COMMUNICATIONS, INC.

	By:	/s/ Stephen G. Krulik
Stephen G. Krulik
Chief Financial Officer